Exhibit 28 (h) (4) (c) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

EXECUTION VERSION

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of March 1, 2022 by and between each Trust listed on the signature page hereto (each a “Fund”, and collectively the “Funds” as applicable) and The Bank of New York Mellon, a New York corporation authorized to do a banking business (“BNY Mellon”).

W I T N E S S E T H:

WHEREAS, each Fund desires to retain BNY Mellon to provide for the portfolios identified on Exhibit A hereto (each, a “Series”) the services described herein, and BNY Mellon is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.       Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean each person, whether or not an officer or an employee of a Fund, duly authorized by the Board to execute this Agreement and to give Instructions on behalf of such Fund as set forth in Exhibit B hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto. From time to time each Fund may deliver a new Exhibit B to add or delete any person and BNY Mellon shall be entitled to rely on the last Exhibit B received by BNY Mellon.

“BNY Mellon Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean a Fund’s board of directors, board of trustees, general partner or manager, as applicable.

“Confidential Information” shall have the meaning given in Section 21 of this Agreement.

“Documents” shall mean such other documents, including but not limited to, Board resolutions, including resolutions of the Fund’s Board authorizing the execution, delivery and performance of this Agreement by the Fund, and opinions of outside counsel, as BNY Mellon may reasonably request from time to time, in connection with its provision of services under this Agreement.

"Instructions" shall mean Oral Instructions or written communications received by BNY Mellon by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by BNY Mellon as available for use in connection with the services hereunder, from an Authorized Person or person believed in good faith to be an Authorized Person.

“Investment Advisor” shall mean the entity identified by the Funds to BNY Mellon as the entity having investment responsibility with respect to the Funds.

“Net Asset Value” shall mean the per share value of a Fund, calculated in the manner described in the Funds’ Offering Materials.

“Offering Materials” shall mean the Funds’ currently effective prospectus and most recently filed registration statement with the SEC relating to shares of the Fund.

“Organizational Documents” shall mean certified copies of a Fund’s articles of incorporation, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to a Fund or its affiliates, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY Mellon.

“Oral Instructions” shall mean oral instructions received by BNY Mellon under permissible circumstances specified by BNY Mellon, in its sole discretion, as being from an Authorized Person or person believed in good faith by BNY Mellon to be an Authorized Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Shares” means the shares of beneficial interest of any series or class of the Fund.

2.       Appointment.

Each Fund hereby appoints BNY Mellon as its agent for the term of this Agreement to perform the services described herein. BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.       Representations and Warranties.

(a)       BNY Mellon hereby represents and warrants to each Fund, which representations and warranties shall be deemed to be continuing, that:

I.       It is a banking company duly organized and existing and in good standing under the laws of The State of New York;

II.       It has the corporate power and authority to carry on its business as now conducted and is conducting its business in compliance with all laws and regulations applicable to the services hereunder, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted.

III.       It is authorized it to enter into this Agreement and to perform its obligations hereunder;

IV.       No legal or administrative proceedings have been instituted or threatened which would impair BNY Mellon’s ability to perform its duties and obligations under this Agreement;

V.       Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of BNY Mellon or any law or regulation applicable to it; and

VI.       It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

VII.       This Agreement has been duly authorized, executed and delivered by BNY Mellon in accordance with all requisite action and constitutes a valid and legally binding obligation of BNY Mellon, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, creditors’ rights or equitable principles.

(b)       Each Fund hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:

I.       It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

II.       This Agreement has been duly authorized, executed and delivered by such Fund in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of such Fund, enforceable in accordance with its terms;

III.       It is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

IV.       The method of valuation of securities and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the Funds. To the extent the performance of any services described in Schedule I attached hereto by BNY Mellon in accordance with the then effective Offering Materials for the Fund would violate any applicable laws or regulations, based on the actual knowledge of the Fund, the Fund shall promptly notify BNY Mellon in writing and thereafter shall either furnish BNY Mellon with the appropriate values of securities, net asset value or other computation, as the case may be, or, instruct BNY Mellon in writing to value securities and/or compute Net Asset Value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Offering Materials, all subject to confirmation by BNY Mellon as to its capacity to act in accordance with the foregoing;

V.       The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to BNY Mellon or to the Investment Advisor to or sponsor of a Fund pursuant to this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY Mellon to such Investment Advisor or sponsor or any affiliate of a Fund pursuant to this Agreement have been fully disclosed to the Board of each Fund and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;

VI.       Each person named on Exhibit B hereto is duly authorized by such Fund to be an Authorized Person hereunder;

VII.       It has implemented, and is acting in accordance with, procedures reasonably designed to disseminate to all market participants, other than Authorized Participants (as defined in its Prospectus and Statement of Additional Information), each calculation of net asset value provided by BNY hereunder to Authorized Participants at the time BNY Mellon provides such calculation to Authorized Participants;

VIII.       Without limiting the provisions of Section 21 herein, the Fund shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its employees, regulators, examiners, internal and external accountants, auditors, and counsel, (ii) for a summary description of this Agreement in the Offering Materials with the prior written approval of BNY Mellon, (iii) to any other person when required by a court order or legal process, or (iv) whenever advised by its counsel that it would be liable for a failure to make such disclosure. The Fund shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel who may be afforded access to such information of the Fund’s obligations of confidentiality hereunder; and

IX.       The Funds shall notify BNY Mellon as soon as practicable in writing of any and all material legal proceedings or securities investigations filed or commenced against any Fund, the Investment Advisor or the Board.

4.       Delivery of Documents.

Each Fund shall promptly provide, deliver, or cause to be delivered from time to time, to BNY Mellon the Fund’s Organizational Documents, a copy of any and all SEC exemptive orders issued to the or relied upon by the Fund, and Documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY Mellon to perform its duties hereunder. BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon) contained in such Organizational Documents, Documents or other materials until they are provided to BNY Mellon in accordance with the terms of this Agreement.

5.       Duties and Obligations of BNY Mellon.

(a)       Subject to the direction and control of each Fund’s Board and the provisions of this Agreement, BNY Mellon shall provide to each Fund the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b)       In performing hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel.

(c)       BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, maintenance of any Fund’s financial records or other services normally performed by the Funds’ respective counsel or independent auditors and the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person, and each Fund acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase in the scope of services.

(d)       At least annually, BNY Mellon shall, upon a Fund's request, provide the Funds with the results of its latest SSAE-18 or equivalent control audit prepared by BNY Mellon’s external auditors. In addition, BNY Mellon shall participate, no more than once every 12 months, in the Funds’ reasonable information security questionnaire process.

(e)       Each Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY Mellon and to provide BNY Mellon, upon request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, and which in the opinion of BNY Mellon, is necessary in order to enable BNY Mellon to perform its duties hereunder. In connection with its duties hereunder, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY Mellon by any of the aforementioned persons. BNY Mellon shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to BNY Mellon as provided herein and shall be held harmless by each Fund when acting in reliance upon such information, documents or advice relating to and provided to BNY Mellon by such Fund; and provided that BNY Mellon does not alter the information included in such documents. All fees or costs charged by such persons shall be borne by the appropriate Fund. In the event that any services performed by BNY Mellon hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY Mellon which BNY Mellon in its reasonable judgment, exercised in accordance with legal and regulatory requirements applicable to the services provided hereunder, deems reliable, BNY Mellon shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.

(f)       Nothing in this Agreement shall limit or restrict BNY Mellon, any BNY Mellon Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to same or all of the services provided hereunder.

(g)       Each Fund shall furnish BNY Mellon with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY Mellon in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses, and the value of any securities lending related collateral investment account(s). BNY Mellon shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. Each Fund shall also furnish BNY Mellon with bid, offer, or market values of securities if BNY Mellon notifies such Fund that same are not available to BNY Mellon from a security pricing or similar service utilized, or subscribed to, by BNY Mellon which the Fund directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Fund also may furnish BNY Mellon with bid, offer, or market values of securities and instruct BNY Mellon in Instructions to use such information in its calculations hereunder. BNY Mellon shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service. In no event shall BNY Mellon be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely made by the Fund.

(h)       BNY Mellon may apply to an Authorized Person of any Fund for Instructions with respect to any matter arising in connection with BNY Mellon’s performance hereunder for such Fund, and BNY Mellon shall not be liable for any action taken or omitted to be taken by it in good faith without negligence or willful misconduct in accordance with such Instructions. Such application for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNY Mellon shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(i)       BNY Mellon may consult with counsel to the appropriate Fund and may rely on the advice or opinion of such counsel.

(j)       Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY Mellon shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify any Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund, (ii) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of a Fund making or not making any distribution or dividend payment, or any election with respect thereto. Further, BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles. BNY Mellon is solely responsible for processing such securities, as identified by the Fund or its Authorized Persons, in accordance with U.S. tax laws and regulations.

(k)       BNY Mellon shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto.

(l)       BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by a Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of Funds’ or Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and amounts receivable or amounts payable for the sale or redemption of Fund Shares effected by or on behalf of a Fund. In the event BNY Mellon’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY Mellon which the Fund directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable, BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY Mellon shall not be required to inquire into any valuation of securities or other assets by a Fund or any third party described in this sub-section (k) even though BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(m)       BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by such Fund.

(n)       BNY Mellon shall not be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occurring directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY Mellon, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party, failure of the mails, communications, computer (hardware or software) services, or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above. In the event that the Fund reasonably believes that the occurrence of any such event will substantially prevent, hinder or delay performance of the services contemplated by this Agreement for more than five (5) consecutive business days, the Fund may take commercially reasonable actions to mitigate the impact of such services not being provided, including, but not limited to, at the Fund’s expense, contracting with another service provider to provide such services during such period; provided, that the Fund shall consult with BNY Mellon in good faith in connection with any such mitigation and BNY Mellon shall provide the Fund reasonable assistance in good faith in connection therewith; provided, further, that BNY Mellon shall resume providing, and the Fund shall pay for, such services when BNY Mellon resumes providing them, unless the Fund have terminated this Agreement pursuant to the terms of Section 12. Notwithstanding anything set forth in this Section, (a) in no event shall the Fund be obligated to pay any fees under this Agreement to BNY Mellon with respect to any services not actually provided during any event described in this Section, and (b) the Fund shall have no responsibility to pay BNY Mellon for services temporarily performed by a third party service provider.

(o)       In the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond BNY Mellon’s control, BNY Mellon shall take reasonable steps to minimize service interruptions. BNY Mellon shall establish and maintain business continuity and disaster recovery plans and back-up designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the Services systems satisfying the requirements of its regulators (the “Disaster Recovery Plan and Back-Up System”) and that makes reasonable provision for (i) periodic back-up of the computer files and data with respect to the Fund; and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. BNY Mellon shall test the ability to recover to alternate data processing equipment in accordance with its program standards, and provide a high-level summary of business continuity test results to the Fund upon request. BNY Mellon will remedy any material deficiencies in accordance with the Fund’s program standards. Upon reasonable advance notice, and at no cost to BNY Mellon, the Fund retains the right to review in a BNY Mellon clean room BNY Mellon’s business continuity, crisis management, disaster recovery, and third-party vendor management processes and programs (including discussions with the relevant subject matter experts and an on-site review of the production facilities used) related to delivery of the services no more frequently than an annual basis provided that no documentation may be copied, disclosed to any third party, or transmitted or removed from BNY Mellon premises except as mutually agreed in writing or required by law. Upon reasonable request, BNY Mellon also shall discuss with senior management of the Fund any business continuity/disaster recovery plan of BNY Mellon and/or provide a high-level presentation summarizing such plan.

(p)       Nor shall BNY Mellon be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY Mellon to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY Mellon in the performance of its duties under this Agreement.

6.       Allocation of Expenses.

Except as otherwise provided herein, all customary, reasonable, and necessary costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Fund or its Adviser, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares or membership interests, as applicable, fees and expenses incident to the registration or qualification under the Securities Laws, state or other applicable securities laws of the Fund or its shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to such Fund’s shareholders or members, as applicable, all expenses incidental to holding meetings of such Fund’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors, officers, managers, and/or members, as may be applicable.

7.       Portfolio Compliance Services.

(a)       If Schedule I contains a requirement for BNY Mellon to provide the Fund with portfolio compliance services, such services shall be provided pursuant to the terms of this Section 7 (the “Portfolio Compliance Services”). The precise compliance review and testing services to be provided shall be as directed by each Fund and as mutually agreed between BNY Mellon and such Fund, and the results of BNY Mellon’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Fund. BNY Mellon shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Schedule I.

(b)       The Fund will examine each Compliance Summary Report delivered to it by BNY Mellon and notify BNY Mellon of any error, omission or discrepancy within ten (10) days of its receipt. The Fund agrees to notify BNY Mellon promptly in writing if it fails to receive any such Compliance Summary Report. The Fund further acknowledges that unless it notifies BNY Mellon of any error, omission or discrepancy within 10 days of receipt of the Compliance Summary Report, such Compliance Summary Report shall be deemed final and shall not be reissued. In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify BNY Mellon of such condition within one (1) business day after discovery thereof.

(c)       While BNY Mellon will endeavor to identify out-of-compliance conditions, BNY Mellon does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Portfolio Compliance Services, the Fund’s sole and exclusive remedy and BNY Mellon’s sole liability shall be limited to re-performance by BNY Mellon of the Portfolio Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the Fund.

8.       Rule 38a-1 and Regulatory Administration Services.

(a)       If Schedule I contains a requirement for BNY Mellon to provide the Fund with compliance support services related to Rule 38a-1 promulgated under the 1940 Act and/or Regulatory Administration services, such services shall be provided pursuant to the terms of this Section 8 (such services, collectively hereinafter referred to as the “Regulatory Support Services”).

(b)       Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY Mellon under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person.

(c)       All work product produced by BNY Mellon in connection with its provision of Regulatory Support Services under this Agreement is subject to review and approval by the Fund and by the Fund’s legal counsel. The Regulatory Support Services performed by BNY Mellon under this Agreement will be at the request and direction of the Fund and/or its chief compliance officer (the “Fund’s CCO”), as applicable. BNY Mellon disclaims liability to the Fund, and the Fund is solely responsible, for the selection, qualifications and performance of the Fund’s CCO and the adequacy and effectiveness of the Fund’s compliance program.

9.       Standard of Care; Indemnification.

(a)       Except as otherwise provided herein, BNY Mellon and any BNY Mellon Affiliate providing services hereunder shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by or asserted against a Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY Mellon’s own bad faith, negligence or willful misconduct. In no event shall BNY Mellon or any BNY Mellon Affiliate be liable to any Fund or any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNY Mellon and any BNY Mellon Affiliate shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond BNY Mellon’s reasonable control, unless such loss, damage or expense arises out of the bad faith, negligence or willful misconduct of BNY Mellon.

(b)       Each Fund, severally and not jointly, shall indemnify and hold harmless BNY Mellon and any BNY Mellon Affiliate providing services hereunder from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY Mellon or any BNY Mellon Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate without bad faith, negligence, or willful misconduct, or in reliance upon (i) any law, act, or regulation even though the same may thereafter have been altered, changed, amended or repealed, (ii) such Fund’s Offering Materials or Documents (excluding information provided by BNY Mellon), (iii) any Instructions, or (iv) any opinion of legal counsel for such Fund, or arising out of transactions or other activities of such Fund which occurred prior to the commencement of this Agreement; provided, that no Fund shall indemnify BNY Mellon nor any BNY Mellon Affiliate for costs, expenses, damages, liabilities or claims for which BNY Mellon or any BNY Mellon Affiliate is liable under the preceding sub-section 9(a). Without limiting the generality of the foregoing, each Fund shall, severally and not jointly, indemnify BNY Mellon and any BNY Mellon Affiliate providing services hereunder against and save BNY Mellon and any BNY Mellon Affiliate harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following, except to the extent such event arise out of BNY Mellon’s or any BNY Mellon Affiliate’s own bad faith, negligence or willful misconduct:

I.       Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY Mellon by any third party described above or by or on behalf an Authorized Person of a Fund;

II.       Action or inaction taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate pursuant to Instructions of the Fund;

III.       Any action taken or omitted to be taken by BNY Mellon in good faith in accordance with the advice or opinion of counsel for a Fund;

IV.       Any improper use by a Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY Mellon pursuant to this Agreement;

V.       The method of valuation of the Fund’s portfolio securities and the method of computing each Series’ net asset value, provided that such calculation or computation method conforms to the valuation policy of the Fund as provided to BNY Mellon via Instructions; or

VI.       Any valuations of securities, other assets, or the net asset value provided by a Fund.

(c)       Actions taken or omitted in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY Mellon in good faith to be from an Authorized Person, or upon the opinion of legal counsel for a Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(d)       Subject to the limitations of liability contained in Section 9(a) of this Agreement, BNY Mellon shall indemnify and hold harmless each Fund from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a BNY Mellon or a BNY Mellon Affiliate), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred as a direct result of BNY Mellon’s bad faith, negligence or willful misconduct.

(e)       The provisions of this Section 9 shall survive termination of this Agreement.

10.       Compensation.

In consideration of BNY Mellon’s services provided hereunder, the Funds will (a) pay to BNY Mellon the fees set forth in the agreed upon fee schedule (as such fee schedule may be amended as agreed in a written amendment duly executed by a Fund and BNY Mellon from time to time) and (b) reimburse BNY Mellon for any reasonable and necessary out-of-pocket and incidental expenses incurred by BNY Mellon in connection therewith. Reasonable and necessary out-of-pocket expenses incurred by BNY Mellon will be billed to a Fund based upon actual usage of a service or an allocated or derived charge for the use of the service for the benefit of the Fund. Unless otherwise agreed by the parties, the undisputed portions of such amounts will be payable to BNY Mellon within sixty (60) days of a Fund’s receipt of the relevant invoice. The parties shall use good faith efforts to resolve any disputed portions with respect to such payments and the Funds shall pay such disputed amounts promptly upon resolution of the dispute. Without limiting BNY Mellon’s other rights set forth in this Agreement, BNY Mellon may charge interest on overdue undisputed amounts at a rate then charged by BNY Mellon to its institutional custody clients in the relevant currency. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable within sixty (60) days after the receipt of the invoice for services through the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY Mellon, each Fund’s net asset value shall be computed at the times and in the manner specified in the Fund’s Offering Materials.

11.       Records; Visits.

(a)       BNY Mellon shall maintain the books and records of the Fund as it is required to under Rule 31 a-1 (b) of the 1940 Act. The books and records pertaining to each Fund and such Fund’s Series which are in the possession or under the control of BNY Mellon shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during BNY Mellon’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNY Mellon to the Fund or to an Authorized Person, at the Fund’s expense.

(b)       BNY Mellon shall keep all books and records with respect to each Series’ books of account, records of each Series’ securities transactions and all other books and records as BNY Mellon is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

12.       Term of Agreement.

(a)       This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM on the date which is the third anniversary of such date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b)       This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Fund or BNY Mellon gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a "Non-Renewal Notice"). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM on the last day of the Initial Term or Renewal Term, as applicable.

(c)       If a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party ("Breach Notice"), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party ("Breach Termination Notice"), in which case this Agreement shall terminate as of 11:59 PM on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d)       Notwithstanding any other provision of this Agreement, a party may in its sole discretion terminate this Agreement immediately by sending notice thereof to the other party upon the happening of any of the following: (i) the other party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the other party any such case or proceeding; (ii) the other party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the other party or any substantial part of its property or there is commenced against the other party any such case or proceeding; (iii) the other party makes a general assignment for the benefit of creditors; or (iv) the other party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. A party may exercise its termination right under this Section 12(d) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by a party of its termination right under this Section 12(d) shall be without any prejudice to any other remedies or rights available to such party and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 18, notice of termination under this Section 12(d) shall be considered given and effective when given, not when received.

13.       Amendment.

This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY Mellon and the Fund to be bound thereby, and authorized or approved by such Fund’s Board.

14.       Assignment; Subcontracting.

(a)       This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by any Fund without the written consent of BNY Mellon, or by BNY Mellon without the written consent of the affected Fund. For the avoidance of doubt transfer of this Agreement to a successor entity resulting from the merger or reorganization of a Fund shall not constitute an assignment hereunder.

(b)       Notwithstanding the foregoing: (i) BNY Mellon may assign or transfer this Agreement to any BNY Mellon Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY Mellon gives the Funds sixty (60) days' prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY Mellon; (ii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to any BNY Mellon Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its liabilities hereunder and unless otherwise agreed in a fee schedule approved in writing by the Fund, BNY Mellon shall be responsible for the compensation of such delegates; (iii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not limit BNY Mellon’s liability with respect to selecting such unaffiliated third party and shall not relieve BNY Mellon of any of its liabilities hereunder and unless otherwise agreed in a fee schedule approved in writing by the Fund, BNY Mellon shall be responsible for the compensation of its delegates; and (iv) BNY Mellon, in the course of providing certain additional services requested by a Fund, including but not limited to, Typesetting, Money Market Fund, or eBoard Book services (“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer, or electronic services provider (“Vendor”) to provide BNY Mellon with the ability to generate certain reports or provide certain functionality. To the extent that BNY Mellon (A) assigns or transfers this Agreement pursuant to this Section 14 to a non-BNY Mellon Affiliate without the written consent of the Fund in accordance with (i) above, the Fund shall have the option, exercisable for ninety (90) days after receiving written notice of such assignment or transfer (or for such longer period as may be mutually agreed by the Parties), to terminate this Agreement with respect to the Fund, (B) that any entity to which this Agreement is assigned by BNY Mellon without the prior written consent of the Fund pursuant to this Section 14 will satisfy the requirements for serving as an administrator for registered investment companies. BNY Mellon shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY Mellon and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor. Upon request, BNY Mellon will disclose the identity of the Vendor to the Funds and the status of the contractual relationship, and a Fund is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

(c)       As compensation for the Vendor Eligible Services rendered by BNY Mellon pursuant to this Agreement, the Fund will pay to BNY Mellon such fees as may be agreed to in writing by the Fund and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Vendor’s fees. For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Vendor as compensation for the additional services provided by BNY Mellon in the course of making the Vendor Eligible Services available to the Fund.

(d)       BNY Mellon shall notify the Fund promptly following the execution of any agreement that would result in, or would be expected to result in, a change of control of BNY Mellon; provided that such information is publicly available information and that BNY Mellon makes such information available to its clients generally.

(e)       Any purported assignment or transfer in violation of this Section 14 will be voidable at the option of the other party.

15.       Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury.

16.       Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

17.       No Waiver.

Each and every right granted to BNY Mellon hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY Mellon to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY Mellon of any right preclude any other or future exercise thereof or the exercise of any other right.

18.       Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to a Fund, at

Federated Hermes ETF Trust
1001 Liberty Avenue
Pittsburgh, Pennsylvania 15222
ATTN: Brandon Clark, Director of ETF Business

if to BNY Mellon, at

BNY Mellon
240 Greenwich Street
New York, New York 10286
Attention: ETF Operations

with a copy to:

The Bank of New York Mellon
240 Greenwich Street
New York, New York 10286
Attention: Legal Dept. – Asset Servicing

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

19.       Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

20.       Several Obligations.

The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

21.       Confidentiality.

(a) Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Fund or BNY Mellon and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords a Fund or BNY Mellon a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by BNY Mellon in connection with an independent third party compliance or other review; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. If either party is required to disclose Confidential Information as a result of a court order, subpoena or similar legal duress, then that party may disclose such Confidential Information, provided that the disclosing party, if not prohibited from doing so, shall undertake reasonable efforts to give the other party prompt prior written notice upon its receipt of any such order or subpoena and provided further that failure to provide such notice shall not give rise to any liability. The provisions of this Section 21 shall survive termination of this Agreement for a period of three (3) years after such termination.

(b)       The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Funds consent to the disclosure of and authorize BNY Mellon to disclose information regarding the Funds ("Customer-Related Data") to the BNY Mellon Group and to its third-party service providers who are subject to substantially similar confidentiality obligations to those in this Section 21 with respect to such information and (ii) BNY Mellon may store the names and business contact information of a Fund's employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, so long as such aggregated data represents a sufficiently large sample that no Fund data can be identified either directly or by inference or implication and provided further that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular Fund. The Fund confirms that it is authorized to consent to the foregoing.

(c)       During the term of the Agreement, BNY Mellon will implement and maintain an information security program ("ISP") with written policies and procedures reasonably designed to protect the confidentiality and integrity of the Funds’ Confidential Information provided to BNY Mellon in accordance with the Agreement and when in BNY Mellon’s possession or under BNY Mellon’s control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or its clients, and (iv) provide for secure disposal of Customer Data.

22.       Limitation of Liability of Trustees and Shareholders of the Fund.

The execution and delivery of this Agreement have been authorized by the Board of Trustees of the Fund and signed by an authorized officer of such Fund, acting as such, and neither such authorization by the Board of Trustees nor the execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the members of the Board of Trustees of the Fund, but bind only the property of the Fund as provided in, as applicable, the Fund’s articles of incorporation or declaration of trust.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the latest date set forth below.

By:  /s/ Lori A. Hensler
on behalf of each Fund
identified on Exhibit A
attached hereto

Name: Lori A. Hensler

Title: Treasurer

Date: June 14, 2022

THE BANK OF NEW YORK MELLON

By:  /s/ Nicole Fouron
Name: Nicole Fouron

Title: Managing Director

Date: November 7, 2022

AMENDMENT TO FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment (“Amendment”) is dated as of July 1, 2025, by and between the Trust listed on Exhibit A hereto (on behalf of each series of the Trust identified on Exhibit A, collectively the “Funds”) and The Bank of New York Mellon (“BNY Mellon”).

WHEREAS, the Trust and BNY Mellon entered into a Fund Administration and Accounting Agreement effective as of March 1, 2022 (the “Agreement”); and

WHEREAS, the Trust and BNY Mellon wish to amend the Agreement as more particularly set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.       Exhibit A to the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto effective upon the date the Trust’s post-effective amendment to its registration statement on behalf of the Federated Hermes Enhanced Income ETF becomes effective.

As specifically amended hereby, the Agreement remains in full force and effect in accordance with its terms.

Each party represents and warrants to the other party that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind such party to the Amendment.

Authorized Signer of:	Authorized Signer of:

FEDERATED HERMES ETF TRUST ON BEHALF OF EACH FUND LISTED ON EXHIBIT A	THE BANK OF NEW YORK MELLON

By: /s/ Ronald J. Ecoff	By: /s/ Meghan Palleria
Name: Ronald J. Ecoff	Name: Meghan Palleria
Title: Assistant Treasurer	Title: Senior Director, Relationship Manager
Date: 7/23/2025	Date: 8/8/2025

EXHIBIT A

Trust

Federated Hermes ETF Trust

Series

Federated Hermes U.S. Strategic Dividend ETF

Federated Hermes MDT Large Cap Core ETF

Federated Hermes MDT Large Cap Growth ETF

Federated Hermes MDT Large Cap Value ETF

Federated Hermes MDT Small Cap Core ETF

Federated Hermes Enhanced Income ETF

EXHIBIT B

I,     [Name]     , of     [Fund Name]     , a [State] [corporation/trust] (the “Fund”), do hereby certify that:

The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of the Fund to each such position and qualified therefor in conformity with the Fund’s Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is designated as an Authorized Person under the Fund Administration and Accounting Agreement dated as of _______________, 202__, between the Fund and The Bank of New York Mellon.

Name	Position	Signature

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the appropriate Fund officers, Fund counsel and accountants of each Fund, as may be applicable. The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as “BNY Mellon”.

VALUATION AND COMPUTATION ACCOUNTING SERVICES

BNY Mellon shall provide the following valuation and computation accounting services for each Fund:

▪  Journalize investment, capital share and income and expense activities;

▪  Maintain individual ledgers for investment securities;

▪  Maintain historical tax lots for each security;

▪  Reconcile cash and investment balances of each Fund with the Fund’s custodian and provide a Fund’s investment adviser, as applicable, with the beginning cash balance available for investment purposes upon request;

▪  Calculate various contractual expenses;

▪  Calculate capital gains and losses;

▪  Calculate daily distribution rate per share;

▪  Determine net income;

▪  Obtain security market quotes and currency exchange rates from pricing services approved by a Fund’s investment adviser, or if such quotes are unavailable, then obtain such prices from the Fund’s investment adviser, and in either case, calculate the market value of each Fund’s investments in accordance with the Fund's valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Fund's investments itself or to confirm or validate any information or valuation provided by the investment adviser or any other pricing source, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

▪  Compute net asset value;

o   Such net asset value reports and statements shall be provided to the Fund and to Authorized Participants on days when the exchange listing the Fund is operating, in each case by such means as BNY Mellon and the Fund may agree upon from time to time.

▪  Transmit or make available a copy of the daily portfolio valuation to a Fund’s investment adviser;

▪  Publish baskets to NSCC on for each day on which trading occurs on the NYSE;

▪  Compute yields and portfolio average dollar-weighted maturity as applicable; and

▪  Compute portfolio turnover rate for inclusion in the annual and semi-annual shareholder reports.

FINANCIAL REPORTING

BNY Mellon shall provide the following financial reporting services for each Fund:

▪  Financial Statement Preparation & Review

o   Prepare the Fund’s annual and semi-annual shareholder reports for shareholder delivery and for inclusion in Form N-CSR and Funds’ prospectus;

o   Prepare the Fund’s quarterly schedule of portfolio holdings for inclusion in Part F POI for N-PORT reporting;

o   Prepare Marketing POI, quarterly or monthly, as agreed upon with the Fund;

o   Prepare, circulate and maintain the Fund’s financial reporting production calendar; and

o   Prepare a Fund’s Form 24f-2 with supporting documentation.

▪  Modernization Reporting Services

o   As selected by the Funds, BNY Mellon shall provide services following a shared service operating model. This operating model requests the Fund or the adviser to file the reports described in the services noted below.

o   FORM N-PORT – BNY Mellon, subject to limitations described herein and its timely receipt of all necessary information related thereto, will collect, aggregate and normalize the data required for the submission of the Form N-PORT, related filing types, and any forms adopted to replace such form. BNY Mellon will review and transmit to the Funds’ third party filing agent each draft N-PORT and provide reasonable cooperation to the relevant Fund and / or such Fund’s third party agent as necessary to resolve any issues with the receipt of the Form N-PORT data provided.

▪  The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Fund in advance of the preparation of the initial Form N-PORT.

o   FORM N-CEN – BNY Mellon, subject to limitations described herein and its timely receipt of all necessary information related thereto, will collect, aggregate, and normalize the data required for the submission of Form N-CEN, related filing types, and any forms adopted to replace such forms. BNY Mellon will review and transmit to the Funds’ third party filing agent each draft N-CEN and provide reasonable cooperation to the relevant Fund and / or such Fund’s third party agent as necessary to resolve any issues with the receipt of the Form N-PORT data provided.

o   The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Fund in advance of the preparation of the initial Form N-CEN.

▪  BNY Mellon shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund’s adviser and entities unaffiliated with BNY Mellon (collectively, this this amendment, “Third Parties”) of data required for the reports described therein, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) validation of such data provided to it by any Third Party. This Section 2 is a limitation of responsibility for the benefit of BNY Mellon, and shall not be used to imply any responsibility for the liability against BNY Mellon.

▪  The Fund shall be responsible for the retention of the filed reports described herein in accordance with any applicable rule or regulation.

▪  The services described herein are not, nor share they be construed as constituting, legal advice, or the provision of legal services for or on behalf of the or any other person. The provision of services is not intended to establish an attorney-client relationship between BNY Mellon and the Fund or any other person.

TAX SERVICES

BNY Mellon shall provide supporting documentation as required to complete tax services for each Fund.

FUND ADMINISTRATION SERVICES

BNY Mellon shall provide the following fund administration services for each Fund:

▪  In accordance with Instructions received from a Fund, and subject to portfolio limitations as provided by such Fund to BNY Mellon in writing from time to time, monitor such Fund’s compliance, on a post-trade basis, with such portfolio limitations, provided that BNY Mellon maintains in the normal course of its business all data necessary to measure the Fund’s compliance;

▪  Prepare Fund expense projections on a quarterly basis or as needed;

▪  Establish appropriate expense accruals and compute expense ratios, maintain expense files and coordinate the payment of Fund approved invoices;

▪  Calculate Fund approved income and per share amounts required for periodic distributions to be made by the applicable Fund;

▪  Calculate total return information;

▪  Coordinate a Fund’s annual audit;

▪  Supply various normal and customary portfolio and Fund statistical data as requested on an ongoing basis; and

▪  If the chief executive officer or chief financial officer of a Fund is required to provide a certification as part of a Fund’s Form N-Q or Form N-CSR filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, provide a sub-certification in support of certain matters set forth in the aforementioned certification. Such sub-certification is to be in such form and relating to such matters as agreed to by BNY Mellon in advance. BNY Mellon shall be required to provide the sub-certification only during the term of the Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation.

REGULATORY ADMINISTRATION SERVICES

BNY Mellon shall provide the following regulatory administration services for each Fund:

▪  38a-1 Compliance Support Services

o   Provide compliance policies and procedures related to services provided by BNY Mellon and, if mutually agreed, certain of the BNY Mellon Affiliates; summary procedures thereof; and periodic certification letters.